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                                                                   Exhibit 10.13



                   EXCLUSIVE DISTRIBUTION AND SUPPLY AGREEMENT

         This Exclusive Distribution and Supply Agreement (the "Agreement") is made as of this 13th day of December, 2000 (the "Effective Date"), by and between Upsher-Smith Laboratories, Inc., a corporation organized under the laws of the State of Minnesota with a place of business at 14905 23rd Avenue North, Minneapolis, Minnesota 55447 (hereinafter referred to as "Upsher-Smith") and Eon Labs Manufacturing, Inc., a corporation organized under the laws of the State of Delaware, with a place of business at 227-15 North Conduit Avenue, Laurelton, New York 11413 (hereinafter referred to as "Eon").

         BACKGROUND. Eon has secured and obtained regulatory approval from the FDA (as defined below) for the Product (as defined below). Eon desires to grant to Upsher-Smith exclusive rights to distribute the Product in the Territory (as defined below) and to supply (directly or through a contract manufacturer) to Upsher-Smith its requirements for the Product in the Territory. Upsher-Smith desires to obtain the rights and a secure supply of the Product which Upsher-Smith will market, sell and distribute in the Territory by Upsher-Smith, on an exclusive basis, under Upsher-Smith's private label, bearing Upsher-Smith's logo and trademark and NDC number identified on Appendix 2.1. In consideration of the mutual covenants hereinafter expressed, the parties agree as follows:

         1. DEFINITIONS. Capitalized terms appearing in this Agreement (including the appendices to this Agreement) without definition shall have the meaning given them in Appendix 1 attached hereto.

         2. DISTRIBUTION RIGHTS, PRODUCT MANUFACTURE AND SUPPLY.

         2.1 EXCLUSIVE GRANT. Subject to the provisions of Section 6.2.1, Eon grants to Upsher-Smith the exclusive right to distribute (including the right to appoint subdistributors and sales agents) and sell the Product in the Territory. Upsher-Smith shall sell and distribute the Product in the Territory under Upsher-Smith's private label, bearing Upsher-Smith's logo and trademark identified on Appendix 2.1. Subject to the provisions of Section 6.2.1, during the Term or any Renewal Term of this Agreement, Eon shall not, directly or indirectly, sell the product in the territory, or authorize or permit any other party to sell or distribute 400 mg amiodarone in the territory manufactured under Eon's ANDA.

         2.2 MANUFACTURE AND PURCHASE. Eon agrees to manufacture (or have manufactured) and supply the Products for sale and distribution in the Territory under Upsher-Smith's private label, bearing Upsher-Smith's logo and trademark identified on Appendix 2.1, and Upsher-Smith agrees to purchase from Eon its entire requirements for the Products during the Term or any Renewal Term of this Agreement.

         2.3 EON'S AUTHORITY TO GRANT RIGHTS. Eon represents and warrants that it has the right, title and authority to grant to Upsher-Smith the rights granted, and to undertake the commitments made, by Eon under this Agreement. The commitments and obligations of Eon

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under this Agreement do not violate any other agreement to which Eon is a party or any rights granted by Eon to any third party. Eon will not provide any consulting, research, analytical or developmental services to any third party with respect to any aspect of any amiodarone product which may compete with the Product.

         3. TERM.

         3.1 TERM. This Agreement will commence on the Effective Date set forth in the first paragraph of this Agreement and will continue until the expiration of the fifth (5th) Market Year, unless sooner terminated pursuant to the terms of this Agreement (the "Term").

         3.2 RENEWAL. The term of this Agreement will automatically renew for successive renewal terms of three (3) Market Years each (each, a "Renewal Term"), unless written notice of non-renewal is given by either party to the other at least one year prior to expiration of the then current term; PROVIDED, HOWEVER, without the prior written consent of Upsher-Smith, Eon may not give written notice of non-renewal to Upsher-Smith unless Upsher-Smith is then in material breach of this Agreement.

         4. MANUFACTURING PROCEDURES.

         4.1 CONTRACT MANUFACTURE. The parties acknowledge and agree that manufacture of the Product may be undertaken on behalf of Eon by a contract manufacturer (the "Contract Manufacturer"). Any Contract Manufacturer secured by Eon will operate under a contract manufacture agreement (the "Contract Manufacture Agreement"). Any Contract Manufacture Agreement shall give Upsher-Smith all rights with respect to the manufacture of Product, SOPs and facility of the Contract Manufacturer (including the right of inspection) as Upsher-Smith is granted under this Agreement with respect to Eon.

         4.2 MANUFACTURING PROCEDURES. Eon warrants that Eon (or any Contract Manufacturer) has the requisite experience, knowledge and expertise, suitable facility and qualified personnel, as well as the legal right, to perform its obligations under this Agreement in a sound, safe, lawful and workmanlike manner. In addition, Eon (or any Contract Manufacturer) will conform with the terms of Appendix 4 attached hereto.

         5. FORECASTS AND PURCHASE ORDERS.

         5.1 FORECASTS Upsher-Smith will deliver to Eon, prior to the first month of each Market Year, its Forecast for each Product for that Market Year. This Forecast will be updated quarterly on a rolling 12-month basis. Eon will use the Forecast for planning purposes only.



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         5.2 PURCHASE ORDERS.

         5.2.1 Products will be ordered by Upsher-Smith by the issuance of separate, pre-numbered purchase orders. Eon will supply Upsher-Smith with its estimated batch yield of Product to assist Upsher-Smith in ordering batch lot quantities.

         5.2.2 Upsher-Smith's purchase orders will designate the desired quantities of the particular Product, delivery dates and destinations and will be submitted at least ninety (90) days prior to the shipment date specified. Eon will fill and ship all orders of Products in accordance with Upsher-Smith's purchase orders provided that if such orders exceed the Forecast for such period by more than twenty percent (20%), Eon shall not be required to fill and ship such excess amount, but shall use commercially reasonable efforts to do so. If any Upsher-Smith purchase order is not submitted at least ninety (90) days prior to the requested delivery dates, Eon will still use commercially reasonable efforts to meet Upsher-Smith's requested delivery dates. Eon may not produce Product more than sixty (60) days prior to the requested delivery date.

         5.2.3 All sales of Products by Eon to Upsher-Smith will be subject to the provisions of this Agreement and will not be subject to the terms and conditions contained in any purchase order of Upsher-Smith or confirmation of Eon, except insofar as any such purchase order or confirmation establishes (a) the quantity by Products to be sold, (b) the shipment dates for those Products, and (c) the destinations to which those Products are to be shipped.

         6. MILESTONE PAYMENTS, PRODUCT PURCHASE PRICE, ROYALTY PAYMENTS.

         6.1 MILESTONE PAYMENTS. As consideration and reimbursement to Eon for certain of its expenses in developing, testing and securing regulatory approval for the commercial sale of the Product in the Territory, Upsher-Smith will pay to Eon the following milestone payments:

         (a) Within thirty (30) days following execution of this Agreement by the parties, five hundred thousand dollars ($500,000);

         (b) Within thirty (30) days following the First Commercialization Date, two hundred fifty thousand dollars ($250,000); and

         (c) Within thirty days following the first anniversary of the Effective Date, an additional two hundred fifty thousand dollars ($250,000).



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         6.2 ROYALTIES AND PAYMENT.

         6.2.1 EARNED ROYALTY. From the First Commercialization Date, Upsher-Smith will pay to Eon an Earned Royalty equal to the applicable Royalty Percentage on Net Sales. Notwithstanding anything contained in this Agreement to the contrary, in the event a third party is selling an amiodarone 400 mg product in the Territory, the Royalty Percentage on which the Earned Royalty is computed will thereafter be reduced to nine percent (9%). In addition, in such event, Eon shall have the right to manufacture, distribute and market a generic form of the Product in the Territory, in exchange for its agreement to pay to Upsher-Smith an earned royalty of nine percent (9%) on its Net Sales in the Territory (as such terms shall be similarly defined as in this Agreement) during the Term or Renewal Term of this Agreement.

         6.2.2 MINIMUM ROYALTY.

         (a) Upsher-Smith shall pay to Eon each Market Year (or portion thereof) during the Term and each Renewal Term a minimum royalty as follows (the "Minimum Royalty"):

          MARKET YEAR                             MINIMUM ROYALTY
          -----------                             ---------------
                1                                    $2,750,000
                2                                    $3,500,000
                3                                    $4,000,000
                4                                    $4,000,000
                5 and each Market                    $4,000,000
                Year during any Renewal Term

If the Earned Royalty for such Market Year is less than the applicable Minimum Royalty, then 90 days after the end of the last quarter of such Market Year, Upsher-Smith shall pay to Eon the amount of the shortfall between the Minimum Royalty and the Earned Royalty for such Market Year (the "Shortfall"). Notwithstanding anything contained in this Agreement to the contrary, in the event a third party is selling an amiodarone 400 mg product in the Territory, upon written notice given by Upsher-Smith to Eon, detailing the basis of Upsher-Smith's understanding of such third party sales, this Section 6.2.2 shall become null and void (except as to Minimum Royalties accrued until the date of such notice which Upsher-Smith shall still be obligated to pay, on a prorated basis) and there shall thereafter be no Minimum Royalties.

         (b) If there has been a Shortfall in any Market Year, then Upsher-Smith may give written notice at any time after the end of the second Market Year of its desire to renegotiate in good faith the Minimum Royalties for subsequent Market Years commencing with the third Market Year. Upon such notice from Upsher-Smith, Eon shall (within 30 days) give Upsher-Smith written notice indicating either that it is willing to renegotiate the Minimum Royalties, or that it does not wish to do so.

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         (i) If Eon does not give timely written notice that Eon wishes to renegotiate, Upsher-Smith may at any time after expiration of the 30-day notice period, give Eon written notice of termination which will be effective 120 days following the date of the notice of termination.

         (ii) If Eon gives timely written notice that it is willing to renegotiate, Upsher-Smith and Eon shall enter into good faith negotiations for a period of ninety (90) days (commencing with the date of Eon's written notice). If they are unable to reach agreement to adjust the Minimum Royalties during that time period, then Upsher-Smith may at any time within ninety (90) days after expiration of the 90-day negotiation period give Eon written notice of termination which will be effective 120 days following the date of the notice of termination.

         (iii) It is understood that in the event of termination pursuant to this Section 6.2.2(b), Upsher-Smith and Eon shall honor all purchase orders placed prior to the date of termination.

         6.2.3 PAYMENT AND REPORTING OF EARNED ROYALTIES. Earned Royalties will be paid quarterly within 60 days after the end of each Market Year quarter during the period for which any Earned Royalties may be due, and will be accompanied by a written summary listing the Net Sales of Upsher-Smith during that Market Year quarter on which Earned Royalties are due.

         6.2.4 RECORDS AND INSPECTIONS. Upsher-Smith will maintain accurate records containing sufficient data from which Earned Royalties due Eon under this Agreement may be calculated. Upsher-Smith will maintain those records for two (2) years after the end of the Market Year to which those records relate. Upsher-Smith will, upon reasonable notice from Eon, permit examination of those records by an independent firm of accountants selected by Eon and reasonably acceptable to Upsher-Smith. The fees and expenses of such independent accountants shall be paid by Eon, unless (a) the audit of any Market Year that is closed evidences an underpayment of Earned Royalties for the closed Market Year by more than five percent (5%), and (b) either Upsher-Smith does not dispute such underpayment, or if Upsher-Smith disputes such underpayment, the dispute is finally resolved (in accordance with the terms of this Agreement) either by agreement of the parties or by a final and binding arbitration decision under Section 15.6.2 confirming such underpayment. Eon may not conduct more than one such audit during any Market Year, and any such audit may not cover a period of more than two Market Years (in addition to any closed quarters of the Market Year in which the audit is conducted). All records disclosed to those accountants will be deemed to be confidential information of Upsher-Smith subject to obligations of confidentiality and non-disclosure under this Agreement. Eon's accountants may not disclose to Eon any information relating to the business of Upsher-Smith, except as should properly be contained in any Summary to Eon under Section 6.2.3 or to enable Eon to enforce its rights to royalty payments or other payments due under this Section 6.

         6.3 PRODUCT PURCHASE PRICE AND PAYMENT. Eon shall sell product to Upsher-Smith at the prices and on the terms listed in Appendix 6.3 attached hereto (the "Purchase Price"), packaged, labeled and delivered f.o.b. point of shipment (Eon's loading dock). The


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parties acknowledge that, as shown on Appendix 6.3, the Purchase Price to be paid to Eon will reflect the quantity of Products which are purchased by Upsher-Smith during each Market Year. Payment of the Purchase Price for all deliveries of conforming product and services will be made in U.S. dollars, in full within thirty (30) days after Upsher-Smith's receipt of the Product. If payment is not received in accordance with this Section 6.3, Eon shall not be obligated to deliver any further Product to Upsher-Smith until such payment has been made.

         7. SHIPMENT AND RISK OF LOSS. Eon will ship all Products to Upsher-Smith, f.o.b. point of shipment (Eon's loading dock). The risk of loss of or damage to any Product ordered by Upsher-Smith and shipped by Eon will pass to Upsher-Smith upon Eon's tender of delivery to the carrier f.o.b. point of shipment. Upsher-Smith will pay the cost of all freight and insurance for each shipment.

         8. OBLIGATIONS OF UPSHER-SMITH.

         8.1. Conduct of Business. Upsher-Smith covenants and agrees with Eon that:

         8.1.1 It will use its commercially reasonable efforts to promote the sale and distribution of the Product in the Territory in a manner consistent with that employed by Upsher-Smith in the promotion of other products of similar character, and shall use commercially reasonable efforts to facilitate the initiation of the sale of the Product in the Territory.

         8.1.2 It will (a) not conduct its business related to the sale and promotion of the Product in a manner that knowingly, intentionally, willfully and unfairly reflects unfavorably on the Product and the good name, goodwill and reputation of Eon; (b) not make any misrepresentations with regard to Eon or the Product; (c) not publish or employ or cooperate in the publication or employment of any advertising material that misrepresents the Product; (d) not make representations or warranties to customers or potential customers with respect to the specifications, features or capabilities of the Product that are inconsistent with the warranty set forth in Section 9.1 below.

         8.1.3 It will comply with all applicable local, state or federal rules, regulations, statutes and laws in promoting, marketing, storing, distributing and selling the Product.

         8.1.4 It will refrain from distributing and selling the Product outside the Territory, unless previously authorized in writing by Eon on a case by case basis.

         8.1.5 It will promptly notify Eon of any adverse or unexpected reaction or results or any charges, complaints or claims by customers or other persons or any actual or potential government action relevant to the Product and the parties will discuss with each other measures to be undertaken necessary to resolve the problem. (Similarly, Eon agrees that it will promptly notify Upsher-Smith of any adverse or unexpected reaction or results or any charges, complaints or claims by customers or other persons or any actual or potential government action relevant to the Product and the parties will discuss with each other measures to be undertaken

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necessary to resolve the problem.)

         8.1.6 Upsher-Smith agrees that it will maintain an active sales organization (either directly or through an outside network of distributors, sales agents and representatives, or both) with personnel capable of competently dealing with the marketing of the Product throughout the territory.

         8.2. NON-COMPETITION. During the Term and any Renewal Term and in any case for a period of not less than five (5) years from the date of this Agreement, neither party shall directly or indirectly develop, license, manufacture, distribute, promote, offer or sell in the Territory any amiodarone 400 mg. tablets, capsules or product other than the Product (as contemplated by this Agreement), without the other party's prior written consent, which may be withheld for any reason in such party's sole discretion; PROVIDED, HOWEVER, (a) in the event a party terminates this Agreement during the Term pursuant to Section 14.1 (a) or (b), this Section 8.2 shall expire immediately upon such termination as to the party giving notice (but not as to the bankrupt, insolvent or breaching party) and (B) in the event Upsher-Smith terminates the Agreement during the Term in accordance with Section 14.1(c), this section 8.2 shall expire immediately upon such termination as to Eon (but not as to Upsher-Smith).

         9. PRODUCT WARRANTIES.

         9.1 PRODUCT WARRANTIES. Eon warrants that all products sold by Eon to Upsher-Smith pursuant to this Agreement will conform and perform in accordance with the Specifications, will not be defective in materials or workmanship at the time of manufacture and shipment, and will have been manufactured, Labeled, Packaged, tested and shipped in compliance with the applicable ANDA, CGMP and the Act. Without limitation, Eon warrants that the Products delivered by Eon to Upsher-Smith shall be manufactured in an FDA Registered Facility under CGMP, and (a) as of the date of shipment are not adulterated or misbranded (within the meaning of the Act), and are not an article which may not, under the provisions of Section 404, 505 or 513 of the Act, be introduced in interstate commerce; and (b) at the time of delivery shall be in good, usable and merchantable condition. THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, COVENANTS AND CONDITIONS WHETHER WRITTEN, ORAL, EXPRESS OR IMPLIED BY STATUTE OR OTHERWISE (INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF EON. IN NO EVENT SHALL EON BE LIABLE TO UPSHER-SMITH FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING OUT OF ANY WARRANTY CLAIM OR DEFECTIVE PRODUCT CLAIM, OTHER THAN IN CONNECTION WITH A THIRD PARTY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE. AS WELL, IN NO EVENT SHALL UPSHER-SMITH BE LIABLE TO EON FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING OUT OF ANY WARRANTY CLAIM OR DEFECTIVE PRODUCT CLAIM, OTHER THAN IN CONNECTION WITH A THIRD PARTY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE.

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         9.2 REGULATORY APPROVAL FOR THE PRODUCT.

         9.2.1 Eon will maintain regulatory approval for the product in accordance with the ANDA.

         9.2.2 Eon represents and warrants that it has not received any notification of, and has no knowledge that there is now pending or that there have been any FDA regulatory orders to restrict or limit the use of the Product. Eon has no knowledge of any adverse test results regarding the Product that would render the Product, or application thereof (now existing or anticipated) unsuitable or unsafe.

         9.3 Expired Product.

         9.3.1 Upsher-Smith shall be responsible for maintaining and managing its inventory of Product, and no expired Product delivered by Eon in accordance with this Agreement shall be returnable to Eon, except with Eon's prior written approval.

         9.3.2 All Product in Upsher-Smith's possession that has expired shall be destroyed by Upsher-Smith, at Upsher-Smith's expense.

         10. PRODUCT RECALLS. In the event (i) the FDA issues a request, directive or order that any Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) Eon reasonably determines, after consultation with Upsher-Smith, that any Product should be recalled because the Product does not conform to Specifications, or (iv) Upsher-Smith, after consultation with Eon, reasonably determines that any product should be recalled for any reason, the parties will take all appropriate corrective actions reasonably requested by the other party or by the FDA. In the event that any such recall results from the breach of Eon' warranties or obligations under this Agreement, or Eon is otherwise responsible for the recall, Eon will be responsible for all of the expenses of the recall. In the event that any such recall results from the breach of Upsher-Smith's warranties or obligations under this Agreement, or Upsher-Smith is otherwise responsible for the recall, Upsher-Smith will be responsible for all of the expenses of the recall. For the purposes of this Agreement, the expenses of the recall will include, without limitation, all expenses for notification of customers and the destruction or return of the recalled Product, as well as all reasonable out-of-pocket costs incurred by Eon and Upsher-Smith in connection with any corrective action taken by Eon and Upsher-Smith. Upsher-Smith will conduct the recall process. Upsher-Smith and Eon will fully cooperate with the other party to assist in the recall process as reasonably necessary to complete the process.

         11. FORCE MAJEURE. Each party shall be excused for any failure or delay in performing any of its obligations under this Agreement, if such failure or delay is caused by Force Majeure, provided that such party shall (a) promptly notify the other party in writing of the occurrence or circumstance upon which it intends to rely to excuse its performance, (b) immediately resume performance after the cause of delay is removed, and (c) use all commercially reasonable efforts to minimize the duration of such delay. In the event of a Force

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Majeure affecting Eon's performance, Eon will allocate materials, personnel and resources equitably and not give any preference to any particular customers including to Eon itself. For purposes of this Agreement, "Force Majeure" shall mean any act of God, accident, explosion, fire, storm, earthquake, flood, drought, riot, embargo, civil commotion, war, act of war, act or order of any Governmental Authority, inability to obtain or delay in the delivery of raw materials, parts or completed merchandise by the supplier thereof, or any other circurnstances or event beyond the reasonable control of the party relying upon such circumstance or event.

         12. CONFIDENTIAL INFORMATION: INTELLECTUAL PROPERTY RIGHTS

         12.1 CONFIDENTIALITY. The parties are bound by and will comply with the terms of that certain Confidentiality Agreement entered into by the parties effective as of September 8, 2000 (the "Confidentiality Agreement") a copy of which is attached hereto as Appendix 12.1. The terms and conditions of the Confidentiality Agreement are hereby incorporated herein by reference, and the terms of Confidentiality Agreement shall be binding upon the parties to the same extent as if the terms and conditions thereof were set forth in this Agreement.

         12.2 TRADEMARKS, TRADE NAMES, AND INTELLECTUAL PROPERTY.

         12.2.1 Each party hereby acknowledges that it does not have, and shall not acquire, any interest in any of the other party's trademarks or trade names unless otherwise expressly agreed.

         12.2.2 Each party agrees not to use any trade names or trademarks of the other party, except as specifically authorized by the other party in writing or under this Agreement both as to the names or marks which may be used and as to the manner and prominence of use.

         12.2.3 Upsher-Smith hereby grants to Eon a non-exclusive license to use Upsher-Smith's trade names and/or trademarks as specified by Upsher-Smith in writing strictly for the purpose of such Labeling and Packaging and to use the Upsher-Smith logo and trademark to manufacture (or have manufactured) and supply the Product hereunder and, for the avoidance of doubt, no other license to, or right in, any of Upsher-Smith's trade names, trademarks or other intellectual property rights is hereby granted to Eon. Each use of any trademark, trade name, logo or other intellectual property rights belonging to Upsher-Smith that is used on or in conjunction with the Product will inure to the benefit of Upsher-Smith. If any such use vests in Eon any rights in any trademark, trade name, logo or other intellectual property rights used by and belonging to Upsher-Smith, Eon hereby transfers such right to Upsher-Smith or its designee upon request of Upsher-Smith. Except as otherwise provided in this Agreement, neither party will use in connection with the Product any trademark, trade name or logo used by the other party, or any trademark, trade name or logo confusingly similar therewith, during or after the Term or any Renewal Term of this Agreement.



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         13. INSURANCE. Each party will, at all times during the Term or any
Renewal Term of this Agreement, maintain in full force and effect, for the benefit of itself and each other, comprehensive general liability insurance policy which (i) is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement and in any event, will maintain product liability insurance in an amount not less than five million United States dollars (US$5,000,000) for each occurrence and in the aggregate, and (ii) provides that it cannot be terminated or canceled without giving the other party thirty (30) days prior written notice. Each party's product liability insurance policy will name the other party as an additional insured. At the inception of this Agreement and annually thereafter, each party shall furnish the other with a certificate of insurance evidencing that such insurance coverage is in force.

         14. TERMINATION

         14.1 TERMINATION. This Agreement may be terminated: (a) by either party, with termination effective immediately upon written notice to the opposite party if the opposite party makes an assignment for the benefit of its creditors, files a voluntary petition under federal or state bankruptcy or insolvency laws, a receiver or custodian is appointed for that parties business, or proceedings are instituted against that party under federal or state bankruptcy or insolvency laws that have not been stayed or dismissed within sixty (60) days; (b) in the event of a material breach of this Agreement by either party, by the other party upon sixty (60) days (thirty
(30) days in the case of a payment default) written notice specifying the nature of the breach, provided that such breach is not cured within that sixty (60) (or thirty (30) days, as the case may be) day notice period; or
(c) by Upsher-Smith in accordance with Section 6.2.2(b).

         14.2 SURVIVAL. Termination of this Agreement under Section 14 or due to expiration and non-renewal of its term shall not relieve either party of obligations under this Agreement or for liability for any breach of this Agreement incurred print to or in connection with its termination, expiration or non-renewal. The provisions of Sections 6, 9, 10, 11, 12 and 13 and any other provision which by its terms is intended to survive the termination of this Agreement will survive the termination, expiration or non-renewal of this Agreement and remain in full force and effect thereafter. Upsher-Smith shall have the right, in the event of termination pursuant to Section 14.1(c), to distribute and sell the Product in its inventory at the date of termination (or delivered by Eon after the date of termination) for a period of six (6) months after the date of its last delivery of Product by Eon pursuant to this Agreement.

         15. GENERAL PROVISIONS

         15.1 NOTICES. Any notice or other communication hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons and/or addresses as may be specified in writing, by proper notice, to the other party hereto) as set forth in Appendix 15.1 attached hereto.

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         15.2 ENTIRE AGREEMENT: AMENDMENT. The parties hereto acknowledge that this Agreement, together with all documents referred to in this Agreement and all exhibits and schedules attached hereto; sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter of this Agreement. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

         15.3 WAIVER. No waiver by either party of any default shall be effective unless in writing, nor will any waiver operate as a waiver of any other default or of the same default on a future occasion.

         15.4 OBLIGATIONS TO THIRD PARTIES. Each party warrants and represents that its undertaking under this Agreement do not violate any of its contractual obligations, express or implied, undertaken with any third party.

         15.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by either party without the prior written consent of the other, which consent will not be unreasonably withheld. Any assignments, including but not limited to, sale, transfer, or license of brand or Products, shall not release the original party hereto from their duties and obligations under this Agreement.

         15.6 GOVERNING LAW. The validity, interpretation and effect of this Agreement shall be governed by and construed under the laws of the State of New York, without regard to the principles or laws of any jurisdiction regarding conflict of laws.

         15.7 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible; PROVIDED, HOWEVER, that nothing herein shall be construed so as to defeat the overall intention of the parties.

         15.8. HEADINGS, INTERPRETATION. The headings used in this Agreement are for convenience only and are not a part of this Agreement.

         15.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together,shall constitute one and the same instrument.

         15.10 INDEPENDENT CONTRACTOR. The parties agree that each is acting as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to constitute Upsher-Smith and Eon as partners or joint venturers or Upsher-Smith or Eon as an agent of the other. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking.

         15.11 REMEDIES. The parties agree, that in addition to any other relief afforded under the terms of this Agreement or by law, each party has the right to enforce this Agreement by injunction issued against the other party, it being understood that both damages and an injunction will be proper modes of relief and are not to be considered as alternative remedies.

                                     *****



                            (Continued on next page)

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

UPSHER-SMITH LABORATORIES, INC.                   EON LABS MANUFACTURING, INC.


By: /s/ Kenneth Everstab                          By: /s/ Frank Della Fera
   ------------------------------------------         -------------------------
Its: /s/ Chairman and Chief Executive Officer     Its: V.P. Sales and Marketing
    -----------------------------------------         -------------------------

                                   APPENDIX 1

                                   DEFINITIONS

         "Act" means the U.S. Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

         "Affiliate" shall mean (a) any corporation directly or indirectly controlling, controlled by, or under common control with (to the extent of fifty percent (50%) or more of is issued capital entitled to vote for the election of directors) a Party or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with (to the extent of fifty percent (50%) or more of voting power or otherwise having power to control its general activities) a Party, but in each case only for so long as such ownership or control shall continue.

         "ANDA" means the Abbreviated New Drug Application for the commercial sale of the Product in the United States that has been approved by the FDA.

         "Contract Manufacture Agreement" has the meaning set forth in Section 4.1.

         "Contract Manufacturer" has the meaning set forth in Section 4.1.

         "Earned Royalty" means the royalties paid or payable to Eon under
Section 6.2.

         "Effective Date" has the meaning set forth in the first paragraph of this Agreement.

         "FDA" means the United States Food and Drug Administration, or any successor entity thereto.

         "First Commercialization Date" means the first date Eon ships or has shipped to Upsher-Smith (or its designees) an aggregate of 1,500,000 tablets of conforming Product delivered in accordance with the terms of the Agreement.

         "Force Majeure" has the meaning set forth in Section 10.1.

         "Forecast" mess Upsher-Smith's estimate of the number of Products that it expects to order from Eon for each of the twelve (12) months following the month in which such estimate is provided.

         "Label," "Labeled," or "Labeling" means all labels and other written, printed, or graphic matter upon: (i) Products or any container or wrapper utilized with Product or (ii) any written material accompanying Product.

         "Market Year" means each twelve (12) month period following the first day of the month following the First Commercialization Date, and in each successive anniversary of that date.

         "Milestone Payments" has the meaning given in Section 6.1.

         "Minimum Royalty" has the meaning given in Section 6.2.

         "Net Sales" of the Product means the grass revenues received by Upsher-Smith or its Affiliates from the sales of the Product, or the sublicense of its rights with respect to the Product hereunder, by Upsher-Smith to a third party, other than an Affiliate of Upsher-Smith, less (to the extent included in the gross revenues) all (i) sales, value-added and other direct taxes and duties actually paid; (ii) trade, quantity and cash discounts and rebates (including governmental rebates) directly attributable to the sale of the Product actually given or made; and (iii) insurance and transportation charges actually paid in transporting the Product in final form to Upsher-Smith's customers; (iv) commissions paid to outside brokers, dealers, or distributors; (v) interest, service, finance, or sales carrying charge paid by customers for extension of credit on sales; and (vi) amounts refunded or credited for returned, damaged, outdated, or defective goods, in each case in the ordinary course of Upsher-Smith's business, consistent with prior practice and the practice for other pharmaceutical products sold by Upsher-Smith, not to exceed in respect of items (i) through (vi) inclusive an aggregate of 18% of the gross revenues received for the Product (provided that in each Market Year commencing in the third Market Year, the parties shall review and negotiate in good faith a reasonable increase in that percentage based upon changes in business and practice in the pharmaceutical industry), all as determined in accordance with generally accepted accounting principles, consistently applied. When calculating Net Sales, goods placed in Upsher-Smith's inventory (but not inventory of a third party) or on consignment shall not be deemed sold until invoiced to the customer. Upsher-Smith's intracompany transfers or sales to subsidiary or Affiliates shall not be regarded as sales for the purpose of this Agreement. Sales shall be deemed to have been made when invoiced to a third party purchaser by Upsher-Smith, its subsidiaries or Affiliates. If the Product is distributed in combination or bundled with one or more other items or products, the Net Sales from that unit shall be deemed to be the total amount billed or otherwise recognized with respect to such bundle or combination (subject to deductions as specified above) multiplied by A/(A+B) (defined below), but in no event shall the deemed amount be less than the average Net Sales of units of that Product sold separately in similar quantities in the Territory in the previous three calendar months. "A" will be the suggested retail price of the Product when sold separately and "B" will be the sum of the suggested retail prices of the other items or products when each of them are sold separately.

         "Packaging" means all primary containers, cartons, shipping cases, inserts or any other like material used in packaging, or accompanying Product.

         "Product" means amiodarone 400 mg tablets. It is anticipated that the Product will initially be available in 30,100 and 500 count bottles (which shall be manufactured, packaged, labeled and/or finished by Eon (or on behalf of Eon by a contract manufacturer) to meet the Specifications (as hereinafter defined)).

         "Purchase Price" has the meaning given in Section 6.2.

         "Royalty Percentage" means a percentage of Net Sales equal in the first three (3) Market Years to eighteen percent (18%) and in each subsequent Market Year (including without limitation, any year in a Renewal Term) equal to eighteen percent (18%) of the first fifty million dollars ($50,000,000) of Upsher-Smith's Net Sales in that Market Year, and twenty-five percent (25%) of Upsher-Smith's Net Sales in that Market Year in excess of the first fifty million dollars ($50,000,000).

         "SOPs" has the meaning given in the definition of "Specifications" immediately below, and "Eon SOPs" will mean the SOPs of Eon or its contract manufacturer, as the case may be.

         "Specifications" means the specifications for materials, packaging, components, labeling, finished product and manufacturing controls for the Products as submitted by Eon or covered under Eon' Standard Operating Procedures (the "SOPs"), Validation Documentation, policies or covered under any other materials identified and committed to in any applicable regulatory application. The Specifications shall include, without limitation: (i) material and component specifications (including approved suppliers and distributors; physical, chemical and microbiological specifications, as appropriate); (ii) labeling specifications (including approved suppliers and distributors, physical attributes, art proofs); (iii) sampling requirements (for physical, chemical, microbiological testing); (iv) manufacturing requirements, including processing and equipment requirements; (v) in-process control specifications; (vi) packaging requirements, including processing and equipment requirements; (vii) finished product release requirements (including testing methodology, equipment requirements, and release specifications); and (viii) stability specifications (including testing methodology, equipment requirements and testing specifications). Specifications are established and may be amended from time to time by Eon. All Specifications implemented must comply with FDA CGMP requirements and be consistent with USP, NF and ICH requirements, as appropriate.

         "Territory" means the United States, its territories and possessions.

                                   APPENDIX 4

                            MANUFACTURING PROCEDURES

         1. SPECIFICATIONS. Eon must, at its expense, manufacture (or have manufactured) the Product in accordance with the Specifications and CGMP, and the applicable ANDA.

         2. QUALITY ASSURANCE INVESTIGATIONS. Eon is responsible for conducting full quality assurance investigations per Eon SOP's for any Product found not to conform with the Specifications and Product warranty of Eon. Eon must immediately communicate to Upsher-Smith any quality issues or failures of audits of the FDA that affect Upsher-Smith's ability to obtain, promote or sell the Products. Eon will furnish Upsher-Smith with copies of all investigation reports relating to the Product if so requested.

         3. ACCESS TO FACILITIES. Upsher-Smith will have access to the facilities of Eon (or its Contract Manufacturer, as the case may be) at mutually agreeable times for the sole purpose of auditing compliance with CGMP as defined by the Act, and for overall compliance with the Act. Further, absent unusual circumstances, such audits will be limited to one audit during each calendar year and will be conducted by a reasonable number of employees of Upsher-Smith who are subject to the same requirements of confidentiality as Upsher-Smith.

         4. LABELING, PACKAGING AND PROMOTIONAL MATERIALS. Eon will furnish to Upsher-Smith copies of Eon's draft Labeling and Packaging. Upsher-Smith will revise that Labeling and Packaging to included Upsher-Smith's logos and trademarks. Upsher-Smith will prepare and submit to Eon, for its review and approval, specifications and all artwork and copy, in camera ready form, for all Packaging and Labeling. Eon will furnish Upsher-Smith a reasonable opportunity to review and approve all specifications (including art proofs) for Product Packaging and Labeling before their submission to the printer. The finished Product delivered to Upsher-Smith shall be complete with all appropriate Labeling, assembling and Packaging provided by Eon, as approved by Upsher-Smith. Upsher-Smith will promptly submit its promotional materials for the Product to Eon for submission by Eon to FDA on a timely basis prior to initial dissemination of those promotional materials (in accordance with applicable law and regulation).

         5. REJECTED PRODUCTS.

         5.1 Within thirty (30) days of receipt of Product, Upsher-Smith will either accept or reject such Product. Acceptance will not relieve Eon of its obligations under this Agreement, or otherwise hereunder, and will not affect Upsher-Smith's rights if any certification provided by Eon is false or inaccurate. In the event of rejection, Upsher-Smith's notice to Eon will specify in reasonable detail how the Product lot failed to conform to the Specifications. Eon will have an opportunity to investigate and reevaluate any such Product. All Products will be submitted to inspection and evaluation in accordance with Eon's SOPs to determine whether or not they meet the

Specifications. As to any Product which do not comply with the Specifications and are rejected by Upsher-Smith ("Rejected Product"), Eon must, at its expense, replace that Rejected Product promptly, but in all events within ninety (90) days of Upsher-Smith's notice of rejection. Eon will make arrangements with Upsher-Smith for the return or disposal of all Rejected Product, at Eon's expense.

         5.2 Eon will bear all costs related to the manufacture and destruction of any Rejected Product. Destruction of Rejected Product will be in accordance with all applicable laws and regulations, and Eon will indemnify Upsher-Smith for all claims, damages, costs and expenses, including reasonable attorney's fees and court costs, incurred by Upsher-Smith relating to Eon's failure to properly dispose of any Rejected Product.

         6. PRODUCT DOCUMENTATION. Eon will test each lot of Product before delivery to Upsher-Smith, and will provide to Upsher-Smith a Certificate of Analysis which sets forth the items tested, specifications and test results for each lot delivered, all in a manner which complies with the ANDA (as the case may be for the Product), the Act and other applicable laws and regulatory requirements. The appropriate Certificate of Analysis will accompany each shipment of Product to Upsher-Smith. Eon will maintain all batch records in accordance with applicable laws and regulatory requirements, and will make them available to Upsher-Smith upon reasonable request for review and audit.

         7. STABILITY TESTING AND VALIDATION. Eon must perform its standard stability test program as committed to in the ANDA for the Product and as defined in Eon's SOPs, the applicable FDA guidelines. Eon will provide Upsher-Smith with a copy of its stability report, as it becomes available, for each Product. Eon will within, three (3) business days, after an Out Of Specification ("OOS") result in the stability testing for a Product, and prior to re-testing for stability, notify Upsher-Smith of those results.

         8. VALIDATION WORK OR ADDITIONAL TESTING. Eon will undertake all validation work as may be required by the ANDA, CGMP, the Act or other applicable law, Eon's SOPs, or as otherwise agreed upon by the parties.

         9. FDA INSPECTION. Eon must advise Upsher-Smith immediately if Eon receives notification that an authorized agent of the FDA or other governmental agency intends to visit the manufacturing facility, if that visit is related directly to the Product.

                                  APPENDIX 6.3

                                 PURCHASE PRICE

         1. Subject to paragraph 2 below, the Purchase Price for Product shall equal the cost of manufacture, including direct cost and allocable overhead, consistent with customary commercial practice, which shall not exceed (f.o.b. point of shipment at Eon's loading dock) $5.30 for 30 count bottles, $16.75 for 100 count bottles and $83.50 for 500 count bottles of the Product (the
"Maximum Purchase Price"). Eon shall, upon written request from Upsher-Smith from time to time, but not more than once in any Market Year, promptly furnish to Upsher-Smith written documentation maintained by Eon in the ordinary course evidencing the cost of manufacture, including direct costs and allocable overhead. Independent accountants selected by Upsher-Smith and reasonably acceptable to Eon shall have the right to audit Eon (not more than once each Market Year) to confirm the cost of manufacture). All records disclosed to Upsher-Smith and its independent accountants in accordance with this Appendix
6.3 will be deemed to be confidential information of Eon subject to obligations of confidentiality and non-disclosure under this Agreement. Upsher-Smith's accountants may not disclose to Upsher-Smith any information relating to the business of Eon, except as should properly be contained in any summary to Upsher-Smith under this Appendix 6.3 or to enable Upsher-Smith to enforce its rights under this Appendix 6.3.

         2. The parties agree that, except as otherwise provided in the Agreement, the Maximum Purchase Price for the Product shall remain fixed through the end of the first Market Year (except for increases (or decreases) resulting from increases (or decreases) in the cost of components aggregating more than twenty-five percent (25%)). Thereafter, in addition to any other adjustments provided for in this Appendix 6.3, increases or decreases in the Maximum Purchase Price may be made by mutual agreement of the parties on an annual basis prior to the commencement of each Market Year (applicable to the ensuing Market Year) (or in the case of increase or decrease of components, the increase or decrease shall be effective immediately, upon receipt by Upsher-Smith of written notice by Eon of such increase or decrease, for purchase orders given by Upsher-Smith to Eon following Upsher-Smith's receipt of that written notice) based on any actual increase or decrease in the cost of manufacturing (including without limitation, costs of components, labor and overhead) in the last twelve (12) months, as evidenced by written documentation maintained by EON and furnished to Upsher-Smith as reasonably requested by Upsher-Smith; provided, however, that (except as provided below in this paragraph) any increase will not exceed the sum of (1) the actual increase in the cost of components, plus (2) an increase for labor costs and overhead proportionate to the difference between (a) the United States Producer Price Index for Industrial Commodities ("PPI") measured at the beginning of such 12-month period and (b) the PPI measured at the end of such 12-month period. Notwithstanding anything in the immediately preceding sentence to the contrary, if during this Agreement, there is a change in the manufacturing facility from the facility where the Product is currently manufactured then, in that event (and in no event more than once during this Agreement), the cost of labor and overhead referenced in the preceding sentence may increase by an amount not to exceed 30% from the labor and overhead costs for the preceding Market Year.

                                 APPENDIX 12.1


                         UPSHER-SMITH LABORATORIES, INC.

                            MUTUAL SECRECY AGREEMENT

         This Secrecy Agreement is made effective as of September 5, 2000 by and between:

                                   THE PARTIES

"USL" & AFFILIATES                                "NON-USL" & AFFILIATES
Upsher-Smith Laboratories, Inc.                   Eon Labs Manufacturing, Inc.
a Minnesota Corporation                           227 15 N Conduit Avenue
14905 23rd Avenue North                           Laurelton, NY 11413
Minneapolis, MN 55447
Telephone: 612-473-4412                           Telephone: 718-276-8600
Fax:       612-476-4026                           Fax:       718-949-3120

                                   BACKGROUND

         Both parties wish to discuss matters that may require each party to disclose to the other party, in confidence, certain information that the disclosing party wishes to maintain secret.

         Each party is willing to receive the other's confidential information and maintain it in confidence.

                                  THE AGREEMENT

         The parties, intending to be legally bound, have agreed as follows:

                       THE SUBJECT MATTER TO BE DISCLOSED

         1. The information to be disclosed relates to (describe specifically):
Amiodarone manufacturing, sales and marketing plans.

--------------------------------------------------------------------------------


                         THE MUTUAL SECRECY OBLIGATIONS

         2. The disclosing party shall mark all written disclosures of its own confidential information as "CONFIDENTIAL" and the receiving party shall mark as confidential any writings made by it that contain any of the disclosing party's confidential information. In the event that confidential information of either party is disclosed orally, and not reduced to writing and communicated to the receiving party within thirty (30) days following such oral disclosure, the burden or proof shall be on the disclosing party to demonstrate the confidential nature and extent of such oral disclosures if it wishes to enforce any obligation of secrecy.

         3. The receiving party shall use the confidential information it receives from the other party for the limited purpose of evaluating licensing opportunity and shall not make any other use (commercial or otherwise) of this information without the prior written consent of the disclosing party.

         4. The receiving party shall not transfer any samples or disclose any confidential information of the disclosing party to any person, firm or organization other than in confidence to those of its employees and attorneys to whom disclosures shall be necessary on a "need to know" basis.

         5. At all times the receiving party shall protect the other party's confidential information with at least the same degree of care it uses to protect its own confidential information, such care to be of the type and degree of care that would be used by a reasonable and prudent businessperson.

         6. The secrecy obligations under Paragraphs 2 through 5 hereof shall cease to apply after the earliest of the date on which the receiving party provides the disclosing party with written evidence clearly establishing that the information which has been treated by the disclosing party as confidential information:

         (a) has become known to the public in the U.S.A. by publication or otherwise through no fault of the receiving party; or
         (b) was known to the receiving party and its value appreciated before it was obtained from the disclosing party; or
         (c) has been disclosed to the receiving party free of any obligation of confidentiality by a third party who has the right to disclose the same and who did not derive the information from the disclosing party; or
         (d)      as required to be disclosed by judicial authorities; or
         (e)      five (5) years from the effective date of this Agreement.

                         TERMINATION OF THE RELATIONSHIP

         7. Either party can at any time cease to make further disclosures of its confidential information, and either party can refuse to accept further disclosures of confidential information from the other party. However, such actions shall not relieve either party of its obligations with regard to any prior disclosures of confidential information.

         8. The parties each acknowledge that the confidential information which they receive from the other is the property of the disclosing party, and the receiving party has no claim of ownership to the confidential information of the other party.

         9. At the written request of the disclosing party, the receiving party agrees to return to the disclosing party any samples and all documents furnished by the disclosing party containing any confidential information (regardless of form or author), and all copies thereof. In the event the receiving party has included confidential information of the other party in any of its own internally prepared documents, the receiving party shall not be obligated to deliver those internal documents to the disclosing party, but the receiving party shall collect and segregate all such internal documents from its other files and shall certify in writing to the disclosing party that such internal documents: (1) have collected and segregated; (2) will not be duplicated; and (3) will be maintained confidential in accordance with this Agreement or have been destroyed.

                                GENERAL CONDITION

         10. Nothing contained herein shall be construed as granting either party any right or license under any Letters Patent owned and/or controlled by the other party.

         11. This Agreement can be amended only in writing signed by both parties to this Agreement.

         12. This Agreement is made in the State of Minnesota and shall be governed by the laws of the State of Minnesota (excluding its choice of laws). All disputes arising out of or relating to this Agreement (including any questions of fraud or questions concerning the validity or enforceability of this Agreement) shall, unless earlier resolved by mutual agreement, be finally settled by arbitration to be held in Minneapolis, Minnesota pursuant to the then existing Commercial Rules of the American Arbitration Association. The arbitration panel shall consist of three arbitrators. Each party shall appoint one arbitrator from among its own management team within thirty (30) days from the date of filing any demand for arbitration and the third arbitrator (as well as any other vacancies on the panel) shall be appointed by the American Arbitration Association. It is the parties desire that all arbitration be speedily concluded with the hearing to take place and the award to be made within ninety (90) days of the filing of any demand for arbitration. Judgment upon the award of a majority of the arbitrators shall be binding upon the parties hereto and may be entered in any court having jurisdiction. Specific performance and injunctive relief may be ordered by the award. Costs and attorney fees shall be paid as the Arbitrator's award shall specify. As the sole exception to arbitration, each party shall have the right to obtain injunctive relief, only, from any court having jurisdiction so as to preserve that party's rights for resolution in any pending or imminent arbitration proceedings, but no such injunction shall prohibit or postpone such arbitration proceedings and the injunctions may be modified or vacated as a result of the arbitration award.

UPSHER-SMITH LABORATORIES, INC.        AUTHORIZED SIGNER (NON-USL)


By /s/ Vickie O'Neill                  /s/ F. Della Fera
  -----------------------------        --------------------------------------
  Vickie O'Neill                       Signature
  Vice President of Business
  Development                          /s/ F. Della Fera
                                       --------------------------------------
                                       Typed Name


                                       V.P. Sales and Marketing
                                       --------------------------------------
                                       Title

                                 APPENDIX 15.1

                                     NOTICE

          If to Eon:             Eon Labs Manufacturing, Inc.
                                 Attention: Frank Della Fera
                                 227-15 North Conduit Avenue
                                 Laurelton, New York 11413
                                 Facsimile: (718) 276-1735

          With copies to:        Jane E. Jablons, Esq.
                                 Kelley Drye & Warren LLP
                                 101 Park Avenue
                                 New York, New York 10178
                                 Facsimile: (212) 808-7897

           If to Upsher-Smith:   Upsher-Smith Laboratories, Inc.
                                 Attention: Paul Kralovec
                                 14905 23rd Avenue North
                                 Minneapolis, MN 55447-4709
                                 Facsimile: (612) 476-4026

           With copies to:       Lindquist & Vennum P.L.L.P.
                                 4200 IDS Center
                                 Minneapolis, MN 55402
                                 Attention: Joel H. Green
                                 Facsimile: (612) 371-3207
























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